oopers                                                 Coopers & Lybrand L.L.P.
& Lybrand

                                                    a professional services firm

                        Report of Independent Accountants


To the Trustees of Scudder Municipal Trust and the Shareholders of Scudder High Yield Tax Free Fund:

         In planning and performing our audit of the financialstatements and financial highlights of Scudder High Yield TaxFree Fund for the year ended December 31, 1996, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditingprocedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on theinternal control structure.

         The management of Scudder High Yield Tax Free Fund isresponsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management'sauthorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

         Because of inherent limitations in any internal control structure, errors or irregularities may occurand not bedetected. Also, projection of any evaluation of the structureto future periods is subject to the risk that it may become inadequate because of changes in conditions or that theeffectiveness of the design and operations may deteriorate.

         Our consideration of the internal control structure would not necessarily disclose all matters in the internal controlstructure that might be material weaknesses under standards established by the American Institute of Certified PublicAccountants. A material weakness is a condition in which the design or operation of the specific internal control structureelements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material inrelation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving theinternal control structure, including procedures for safeguarding securities, that we consider to be materialweaknesses, as defined above, as of December 31, 1996.

         This report is intended solely for the information and use ofmanagement of Scudder High Yield Tax Free Fund and the Securities and Exchange Commission.



                                                   /s/Coopers & Lybrand L.L.P.

Boston, Massachusetts                               COOPERS & LYBRAND L.L.P.
February 12, 1997

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association in corporated in Switzerland.